Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reiterates Safety of Mecadox® and Intent to Defend its Use for Customers

TEANECK, NJ, November 7, 2023 (Business Wire) -- (NASDAQ:PAHC) The Food and Drug Administration (FDA), through its Center for Veterinary Medicine (CVM), has taken two actions regarding Mecadox® (carbadox), a drug marketed by Phibro Animal Health Corporation.

In the first action, FDA has provided notice of a Federal Register publication issuing a final order to revoke the approved method for detecting residues of carbadox. FDA has also provided notice of a second Federal Register publication proposing to withdraw approval of all new animal drug applications (NADAs) providing for use of carbadox in medicated swine feed and announcing an opportunity for Phibro to request a hearing on this proposal. This second action is based on CVM’s determination that there is no approved regulatory method to detect carbadox residues in the edible tissues of the treated swine.

Phibro is extremely disappointed in the actions taken by the FDA and believes fully in the safety of Mecadox. Mecadox (carbadox) has been approved and sold in the United States for more than 50 years and is a widely used treatment for controlling bacterial diseases in swine, including Salmonella and swine dysentery, resulting in improved health and welfare for newly born and young pigs.

Today’s steps are the latest in a long history of attempted measures taken by the FDA relating to carbadox that we do not believe are based on solid science. In 2016, the FDA set in motion the initial steps in a process to rescind its approval of carbadox based on its stated concerns about the persistence of carcinogenic residues. Phibro requested a hearing, and over the next four years continued an ongoing process of responding collaboratively and transparently to FDA’s inquiries to provide extensive and meticulous research and data confirming the safety of carbadox. In July 2020, FDA voluntarily dismissed the 2016 proceeding and initiated a new process for review of the carbadox regulatory method, instead of following its own procedure and moving forward with a hearing that would resolve the parties’ differing interpretations of the science supporting the safety of carbadox. While Phibro has continuously offered to meet with FDA to discuss the regulatory method and has offered viable alternative methods currently being used in other countries, it is clear that, instead, the FDA is ignoring the long history of safety that Phibro has established and reaffirmed through its most recent studies. As the FDA publicly stated, going after the regulatory method “is the most straightforward and least resource-intensive process for removing carbadox from the market.”

Phibro believes carbadox’s 50+ year history of safe use and unparalleled therapeutic efficacy, which has significant animal health and welfare implications, supports its continued use. Phibro will take appropriate action and next steps to continue to defend swine producers’ ability to use Mecadox to protect the health and welfare of their animals.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

or

investor.relations@pahc.com